FOR IMMEDIATE RELEASE-
Friday, April 24, 2009
COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Sean Collins
     Senior Partner
     CCG Investor Relations
     (310) 477-9800, ext. 202

NTN Buzztime, Inc. to Accelerate Mobile and Web Platform
by Acquiring iSports Assets

•	iSports asset purchase gives NTN Buzztime immediate mobile presence

•	iSports co-founders Nick Glassman and Kartik Ramachandran to join NTN Buzztime management

CARLSBAD, Calif., April 24/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE Amex: NTN) today announced that its Board of Directors has approved the asset purchase of iSports.  iSports delivers cutting-edge mobile sports and entertainment content including near real-time sports scores and news, and unique interactive gameplay within its acclaimed and graphically rich user experience.

NTN Buzztime is a market leader in interactive venue-based sports, trivia, and casual games.  The iSports asset acquisition immediately extends NTN Buzztime’s venue-based gaming experience and advertiser network to the rapidly growing base of gaming enthusiasts on mobile phones and significantly bolsters NTN Buzztime’s mobile and web development capabilities.  NTN Buzztime will also be strengthened by the addition of iSports founders, Nick Glassman and Kartik Ramachandran to its management team.

“The acquisition of iSports will greatly enhance the value of NTN Buzztime for venues, consumers, and advertisers.  NTN Buzztime is already a market leader of interactive sports, trivia, and casual games in the out of home marketplace.  With the acquisition of iSports, we now extend that leadership position to the mobile arena,” commented CEO Terry Bateman.  “Not only have our strategic development plans taken a quantum leap through this agreement, we also gain the valuable expertise of two mobile and internet entertainment pioneers, iSports co-founders Nick Glassman and Kartik Ramachandran.  This agreement marks a great strategic milestone for NTN Buzztime, and we enthusiastically welcome Nick and Kartik aboard to help us create the new NTN Buzztime.”

Under terms of the purchase agreement, iSports Founder and CEO Nick Glassman will join NTN Buzztime as Executive Vice President, Product & Technology, and Kartik Ramachandran, iSports Co-Founder, President, and COO, will become the Company’s Chief Strategy Officer and Executive Vice President, Business Development.

“We have watched the progress of NTN Buzztime with great interest, and we see the opportunity to participate in its expansion into the mobile and internet arenas as a great validation of the success we have achieved in launching iSports,” commented Mr. Glassman.  “The combination of NTN Buzztime’s loyal fan base and out-of-home advertising initiative with the iSports groundswell has tremendous potential.”

Mr. Ramachandran added, “Coupling iSports with NTN Buzztime provides both companies the opportunity to significantly accelerate our initiatives in the out-of-home and digital entertainment space. We are very proud of what we have accomplished on our own to date, and even more excited to exploit the enormous synergies inherent in the combined company.”

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for 25 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 3,750 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau.

Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

About iSports, Inc.

iSports is a pioneer and market leader in the category of Mobile Social Gaming, offering sports scores, gamecasting, and news alongside addictive interactive Challenge games, all of which are designed to expand sports fans’ digital entertainment experiences beyond the boxscore and into the realm of real-time community and casual competition.

About Nick Glassman

Nick Glassman’s 15-year career has focused on creating advanced user experiences out of emerging technology, with a focus on wireless.  Prior to founding iSports, Mr. Glassman was Co-Founder, VP of Product Development of Transpera, the first comprehensive platform to deliver and monetize web videos on mobile phones.  Previous to co-founding Transpera, he served as the Executive Producer of the Qualcomm’s MediaFLO USA, Inc., responsible for managing the design, integration, and launch of mobile video broadcasting services for FOX, CBS, NBC, ESPN, MTV, Comedy Central, and Nickelodeon on Verizon and AT&T.  He also managed consumer applications at PacketVideo, the first company to stream audio and video over wireless networks, and previously held senior positions at Excite, Inc., Moxi Digital, and Silicon Graphics.  He began his career at Pixar Animation Studios, working on the groundbreaking ‘Toy Story’ feature release.

About Kartik Ramachandran

Prior to co-founding iSports, Kartik Ramachandran served as Head of Corporate Development at MediaFLO Technologies, the technology vendor and International platform development arm of QUALCOMM’s MediaFLO mobile content broadcasting initiative.  He co-founded iSports with over six years of strategic planning and transactional background in telecommunications, media and technology gained in prior positions with the management consulting and investment banking firms Bain & Company, Accenture, and Deutsche Bank Securities. He holds a BA from Princeton University and an MBA from the Anderson Graduate School of Management at the University of California at Los Angeles.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include uncertainty regarding our future capital needs, risks associated with the current economic downturn, our significant losses, our ability to grow our out-of-home Buzztime iTV network and implement our other business strategies, our management transition, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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